AMENDMENT NO. 1

TO

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated May 15, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to (i) remove Invesco Oppenheimer Intermediate Term Municipal Fund and (ii) change the name of Invesco Oppenheimer Rochester Municipals Fund to Invesco Rochester New York Municipals Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Invesco Oppenheimer Municipal Fund

Invesco Oppenheimer Rochester Pennsylvania Municipal Fund

Invesco Oppenheimer Rochester High Yield Municipal Fund

Invesco Oppenheimer Rochester New Jersey Municipal Fund

Invesco Oppenheimer Rochester AMT-Free Municipal Fund

Invesco Oppenheimer Rochester California Municipal Fund

Invesco Oppenheimer Rochester Limited Term California Municipal Fund

Invesco Oppenheimer Rochester AMT-Free New York Municipal Fund

Invesco Rochester New York Municipals Fund

Invesco Oppenheimer Rochester Limited Term New York Municipal Fund”